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                                                                    Exhibit 10.1

January 4, 2002

Thomas Walton
*** Poplar Way
Falls Church, VA 22046



Dear Thomas,

We are pleased to offer you the position of Vice President of Engineering, reporting to Rebecca Ward, President, Product Management, Marketing and Engineering. This position is a regular full time position located in Laurel, MD. We hope that you will be able to join us January 28, 2002.

Base Salary
Your annual base salary will be $185,000 (based on 52 weeks of service). This position is exempt and is not eligible for overtime. Salaries are reviewed annually, and increases are granted in accordance with Company policy.

Executive Compensation Plan
You will be eligible to participate in our management incentive compensation plan. In this position, you will be eligible for a bonus of up to 50% of your base salary. This bonus is evaluated and paid on an annual basis. This incentive opportunity is contingent upon the achievement of corporate objectives as determined by your departmental management.

Stock Options
In the event that a new stock plan is approved, a request will be made on your behalf. All requests are subject to approval of the Compensation Committee of the Board of Directors.

Severance/Termination
While this letter reflects our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment, and either party may choose to terminate the relationship. Upon termination for reasons other than for "cause", you will be entitled to receive the equivalent amount of your base pay and medical and dental benefits for a 4-month period, provided that you have executed a separation agreement in favor of the Company and its officers, directors, employees, etc. (or any successor to the Company) which agreement shall include *among other provisions) a complete release of legal or other claims, as well as obligations by you of confidentiality and non-disparagement Cause shall be defined as (i) your failure to substantially perform duties reasonably assigned consistent with your position as Vice President of Engineering; (ii) the reasonable determination by the Company that you have engaged in acts of dishonesty or moral turpitude, or that you have engaged in any unlawful conduct; (iii) the reasonable determination by the Company that you have engaged in conduct that is likely to adversely affect the business and/or reputation of Digex. In the event of your termination for cause, you shall be entitled only to your base salary through the date of termination.

Benefits
As an employee of Digex you will be entitled to all employee benefits: Medical insurance, medical and prescription drug card, dental insurance, short and long-term disability, life insurance, 401(k) plan, educational reimbursement, holidays, sick leave, vacation time, military leave, bereavement

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Thomas Walton
Page Two
January 4, 2002


leave, voting time off and jury duty leave. Your medical benefits will be effective the first day of the month following your start of employment. An outline of these benefits is attached. Should you have any benefit questions, please contact Ms. Carol Mastrapa, Benefits Specialist, 240-264-4814.

Background Check
As a condition of employment, you will be required to successfully complete a simple background check. Enclosed with the offer package are the forms and instructions necessary to complete this process. Your employment with Digex is contingent upon successfully completing this process within 15 business days of your start date. Failure to complete the process or unsatisfactory results will result in termination. During the course of your tenure with Digex, additional checks and screenings may be required according to company policies and client contracts. Please fax the authorization form with your offer acceptance to 240-264-2666.

This offer is contingent on the following:
.. Your acknowledgement and execution of our "Conflict of Interest & Disclosure of Confidential Information" and "Confidential Information, Invention, and Non-Competition Agreement", which will be reviewed and authorized by you and a company representative.
..  Proof that you are legally authorized to work in the United States per
   Immigration Reform Act of 1986 (see attachment A).
..  That you will be joining the organization no later than 30 days from your acceptance.
..  Completion of the enclosed employment application.
..  Completion of reference checks.

As you know, in the ordinary course of business, pay and benefits plans evolve as laws, employee, and / or business need change. If, in the future, it becomes necessary to change any of the benefit or compensation plans currently in effect, these changes will apply to you as they do to other eligible employees. Furthermore, while this letter is our commitment to employ you in the previously mentioned position, it does not constitute a contract for a specific length of employment.

Kindly acknowledge your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it to Christy Snyder by January 10, 2002. You can fax your signed offer letter to 240-264-2666 Attn: Christy Snyder. If we do not receive your acceptance of this offer by the close of business on the above date, this offer will be withdrawn without further liability of either party to the other.

On your first Monday at Digex please be sure to attend our New Hire Orientation to ensure timely processing of your new hire documentation, benefit coverage and security access. New Hire orientation is held each Monday at 9am Digex Corporate Center (14400 Sweitzer Lane Laurel, MD 20707 (240) 456-3000- directions enclosed).

Please bring with you the documents required:
.. I-9 identification in accordance with Employment Eligibility Verification Form
  (enclosed)
.. You must complete this form and have it validated by an authorized Digex
  Representative, failure to do so can result in delaying your start date or withdrawal of this offer.
.. A voided check for Direct Deposit and .. Signed copy of "Employee Agreement Regarding Intellectual Property and
  Proprietary Information"
.. Enclosed new hire packet

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If you have any questions or need additional information, please feel free to call me at 240-264-4362 or fax at (240) 264-2666. I am looking forward to your joining the Digex Team and feel it will be a mutually beneficial relationship. I wish you success in the continuation of your career with Digex.

Sincerely,

/s/ LINDSAY HALEY

Lindsay Haley
Recruiter

cc:   Rebecca Ward

Encl.


/s/ THOMAS WALTON                     8 JAN 2002                January 28, 2002
-----------------------               -------------             ----------------
Accepted: Thomas Walton               Date                      Start Date